200 Connell Drive
Berkeley Heights, NJ  07922

Genta Announces $25 Million Financing

Proceeds Enable Determination of Overall Survival Results from Recently Completed
Phase 3 AGENDA Trial and Acceleration of Pipeline Development

BERKELEY HEIGHTS, NJ – March 8, 2010 – Genta Incorporated (OTCBB:  GETA) announced today that the Company has entered into definitive agreements with institutional investors for a private placement of Convertible Notes totaling $25 million in gross proceeds.  The transaction is expected to close on or about March 10, 2010, subject to the satisfaction of customary closing conditions.  Proceeds of the financing will be used to ensure adequate followup to determine overall survival results from Genta’s recently completed Phase 3 trial of Genasense® (oblimersen sodium) Injection plus chemotherapy as first-line treatment of patients with advanced melanoma (known as AGENDA) and to accelerate development of the Company’s pipeline products, among other uses.

“This financing provides sufficient funds for more than a year of our expanded operations”, said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.   “Evaluation of a potentially significant increase in overall survival from AGENDA represents an especially high priority.  We are also initiating new Phase 2a and 2b clinical trials with tesetaxel that will extend its position as the leading, development-stage, oral taxane.  Assuming these new trials confirm earlier results, we envision that tesetaxel could enter Phase 3 pivotal trials in 2011.  All of these potentially transforming events are now enabled with the completion of this transaction.”

Summary of Financial Terms

The $25 million of Convertible Notes issued pursuant to this transaction have a 3-year term and will be initially convertible into shares of Genta common stock at a conversion rate of 100,000 shares of common stock for every $1,000.00 of principal that is converted.  This conversion rate is subject to adjustment under certain circumstances.  The Convertible Notes bear an annual interest rate of 12%, payable semi-annually.  The Company has the right to force conversion of the Convertible Notes if the closing price of the Company’s common stock equals or exceeds $0.25 for a 10-consecutive-trading-day period and certain other conditions are met.  The Company has also issued Warrants to purchase up to $10 million of additional Convertible Notes.  These Warrants expire in the fall of 2011.

Twenty (20) million dollars of proceeds from this transaction will be immediately available to the Company.  The remaining $5 million of proceeds will be placed in a blocked account as collateral security for $5 million in principal amount of the Convertible Notes.  The security interest in these proceeds will be released, and restrictions on the Company’s use of the proceeds terminated, if certain conditions are met.

In addition, outstanding purchase rights granted to investors in prior financings will be modified to provide that, upon exercise of such purchase rights, the investors will receive Convertible Notes similar to those issued in this transaction.  The expiration of these purchase rights will also be shortened to expire in the Spring of 2011.  The Company has also extended the maturity of its outstanding senior convertible notes, which otherwise have matured in June 2010, to June 2011.  In return, holders of these notes were issued 3-year warrants to purchase the same number of shares of the Company’s common stock issuable upon the conversion of these notes.  Additional terms of this transaction will be disclosed on a Form 8-K to be filed by the Company.

This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of the securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  The securities were offered only to accredited investors.  The securities referenced herein have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  Genasense® is being developed as an agent that may enhance the effectiveness of anticancer therapy.  The Company is currently collecting long-term followup data on durable response and overall survival from the recently completed randomized Phase 3 study of Genasense® in patients with advanced melanoma (the AGENDA trial).   The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite®, which have completed preliminary clinical study as a potential treatment for diseases associated with accelerated bone loss.  The Company is developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Genta intends to evaluate the clinical activity of tesetaxel in a range of human cancers.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, or the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com